Exhibit 10.33

EXECUTION VERSION

C  O  N  F  I  D  E  N  T  I  A  L
SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is made and entered into by and between CarLotz, Inc. (the “Company”) and Aaron S. Montgomery (“Executive”). Executive and the Company shall be referred to in this Agreement as the “Parties” or, each separately, a “Party.” This Agreement is dated as of October 21, 2019.

WHEREAS, Executive has been employed by the Company pursuant to an employment agreement, most recently the Amended and Restated Executive Employment Agreement, dated September 18, 2017 (“Employment Agreement”);

WHEREAS, Executive has proposed to voluntarily terminate his employment pursuant to Section 5(f) of the Employment Agreement; and

WHEREAS, Executive wishes to provide transitional services to the Company for a four-month period following the Separation Date (as defined below), and the Company is willing to pay an agreed upon fee for those services.

THEREFORE, for good and valuable mutual consideration, the receipt of which is hereby acknowledged, and fully intending to be legally bound hereby, Executive and the Company agree as follows:

1.           Separation Date. Executive’s voluntary separation from employment shall be effective at the close of business on August 31, 2019 (the “Separation Date”). As of the Separation Date, except as set forth in Section 3 of this Agreement, Executive will relinquish and resign from all titles and positions of any nature that Executive holds or has ever held with the Company, its affiliates and subsidiaries, or any other entity with respect to which the Company has requested Executive to perform services, to the extent he ever held such titles and positions.

2.           Valuable Consideration. a. If Executive signs this Agreement, and provided that Executive does not breach this Agreement, the Company shall provide the following benefits to Executive:

i.          The Company shall provide Executive with continued healthcare coverage consistent with pre-separation elections, subject to the Executive electing continued coverage under COBRA and paying the same employee share that Executive paid pre-separation, until the earlier of (i) September 1, 2020 or (ii) the date the Executive becomes eligible for coverage under a plan offering benefits that are substantially similar, on the whole, to those provided by the Company’s healthcare plans, whether through a new employer or coverage under a spouse’s plan (“Severance Payment”).

ii.         The Company shall pay Executive the Consulting Fee for the Consulting Services to be provided by Executive, as specified and defined in Sections 14 through 17 hereof.

b. The Company will allow Executive to retain his 2015 options, vest the remaining 25% effective November 1, 2019 and extend the exercise period to August 31, 2022, the expiration date in the CarLotz, Inc. 2011 Stock Incentive Plan Share Option Agreement dated November 1, 2015 (“Option Agreement”); provided further that if, at a later date, the 2015 options are extended for active Company employees past their expiration date of August 31, 2022, the same extension shall apply to Executive’s options under the Option Agreement.

3.           Personal Guarantee of Floor Plan. Executive has provided a personal guarantee (the “Guarantee”) of the floor plan under the Automotive Finance Corporation Demand Promissory Note and Security Agreement entered into by the Company on January 22, 2016 (the “Floor Plan Debt”). The Company will exercise commercially reasonable efforts to secure replacement financing for the Floor Plan Debt that terminates the Guarantee. Under no circumstances will the Company expand or increase the Aggregate Advance Limit, extend the term, or reduce the security or Collateral provided under the Floor Plan Debt, without terminating, in full, the Guarantee (capitalized terms used in this paragraph are defined as set forth in the Floor Plan Debt). Until the Guarantee is terminated in full, (i) the Company shall promptly forward to Executive copies of all notices provided by either party under the Floor Plan Debt; (ii) the Company will provide Executive with monthly statements of the balances under the Floor Plan Debt and (iii) the Executive will retain his seat on the Company’s Board of Directors (the “Board”) as contemplated by the Company’s Amended and Restated Shareholders Agreement, as amended from time to time (the “Shareholders Agreement”).

4.           Return of Company Property. Executive shall immediately return all Company property in his possession (e.g., computer, cellular phone, vehicle) except the Microsoft Surface laptops currently used by the Executive.

5.           Representations and Warranties. Executive acknowledges, represents and warrants that, other than the payments to be made pursuant to Section 2 above, Executive has received payment in full of all of the compensation, benefits and/or payments of any kind due him from the Company and its affiliates and subsidiaries (or any of them), including all wages, expense reimbursements, bonuses, equity, incentive pay, payments to benefit plans, and any other payment under any other plan, program, practice, promise, or arrangement of the Company and its subsidiaries and affiliates. Executive understands and agrees that, except as provided herein, Executive is not entitled to any additional compensation or benefits from the Company or any of the other Released Parties (as defined below).

6.           Release.

(a)          In consideration of the promises contained herein and intending to be legally bound, Executive, for himself, his heirs, executors, administrators, successors, assigns, and legal and personal representatives, hereby unconditionally and irrevocably remises, releases, and forever discharges the Company; each of its subsidiaries, investors, and any other affiliated or related entities; and each of all such entities’ respective current and former officers, consultants, directors, shareholders, agents, Executives, benefit plans, and attorneys (collectively, the “Company Released Parties”) from any and all claims, causes of action, liabilities, obligations, controversies, damages, lawsuits, debts, demands, costs, charges and/or expenses (including attorneys’ fees and costs) of any nature whatsoever, asserted or unasserted, known or unknown, suspected or unsuspected, that Executive ever had, now has or hereafter may have against the Company or any of the other Company Released Parties that arose at any time regarding any matter up to and including the date Executive signs this Agreement. Without in any way limiting the generality of the foregoing, Executive specifically acknowledges and agrees that the claims released herein include, to the maximum extent permitted by law, (a) all discrimination, retaliation, whistleblower, and wrongful termination claims; (b) all claims arising under any federal, state or local statute, ordinance, or regulation, including but not limited to the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Employee Retirement Income Security Act (“ERISA”), the Family Medical Leave Act (“FMLA”); the Virginia Human Rights Act, the Virginians with Disabilities Act, the Virginia Payment of Wage Law, and any other employee-protective law of any jurisdiction that may apply; (c) all claims arising under any agreement or contract; (d) all claims arising under any common law, including any claims for breach of any implied or express contract, wrongful or constructive discharge, defamation, unjust enrichment, or negligent or intentional infliction of emotional distress; and (e) all claims arising out of or relating in any way to Executive’s employment with the Company Released Parties, the termination of that employment, Executive’s compensation arrangements, and all attorneys’ fees and costs. Notwithstanding the foregoing, Executive does not release the Released Parties from any claims (i) that may arise under this Agreement, (ii) that may arise under the ADEA based on events that take place after the date on which Executive signed this Agreement; (iii) that cannot be released as a matter of law; or (iv) of fraud.

(b)          Subject to Section 12(a) below, Executive agrees to the fullest extent permitted by law that neither he nor any person or entity on his behalf shall commence, maintain or prosecute any lawsuit, complaint, action or proceeding of any kind against the Company or any of the other Company Released Parties with respect to any claim or potential claim that is released by Section 6(a) above.

(c)          In consideration of the promises contained herein and intending to be legally bound, the Company, for itself, its successors, assigns, and legal representatives; each of its subsidiaries, investors, and any other affiliated or related entities; and each of all such entities’ respective current and former officers, consultants, directors, shareholders, agents, executives, benefit plans, and attorneys, hereby unconditionally and irrevocably remises, releases, and forever discharges the Executive and his heirs, executors, administrators, successors, assigns, and legal and personal representatives (collectively, the “Executive Released Parties”) from any and all claims, causes of action, liabilities, obligations, controversies, damages, lawsuits, debts, demands, costs, charges and/or expenses (including attorneys’ fees and costs) of any nature whatsoever, asserted or unasserted, known or unknown, suspected or unsuspected, that Company ever had, now has or hereafter may have against the Executive or any of the other Executive Released Parties that arose at any time regarding any matter up to and including the date Company signs this Agreement. Without in any way limiting the generality of the foregoing, Company specifically acknowledges and agrees that the claims released herein include, to the maximum extent permitted by law, (a) all claims arising under any agreement or contract; (b) all claims arising under any common law, including any claims for breach of any implied or express contract, defamation, unjust enrichment, or negligent or intentional infliction of emotional distress; and (c) all claims arising out of or relating in any way to Executive’s employment with the Company Released Parties, the termination of that employment, Executive’s compensation arrangements, and all attorneys’ fees and costs. Notwithstanding the foregoing, Company does not release the Executive Released Parties from any claims (i) that may arise under this Agreement, (ii) that cannot be released as a matter of law; or (iii) of fraud.

(d)          Subject to Section 12(b) below, Company agrees to the fullest extent permitted by law that neither it nor any person or entity on its behalf shall commence, maintain or prosecute any lawsuit, complaint, action or proceeding of any kind against the Executive or any of the other Executive Released Parties with respect to any claim or potential claim that is released by Section 6(c) above.

7.	No Other Claims or Proceedings.

(a)          Executive warrants, covenants, and represents that, as of the date that he signs this Agreement, neither he nor anyone acting on his behalf has made or filed any lawsuit, complaint, charge, action or proceeding against any of the Company Released Parties with any federal, state, or local court, agency or authority, or any other regulatory authority.

(b)          The Company warrants, covenants, and represents that, as of the date that it signs this Agreement, neither it nor anyone acting on its behalf has made or filed any lawsuit, complaint, charge, action or proceeding against any of the Executive Released Parties with any federal, state, or local court, agency or authority, or any other regulatory authority.

8.	Non-Disparagement.

(a)          Subject to Section 12(a) below, Executive shall not, at any time in the future, disparage or otherwise make statements, electronic, oral or written, that would adversely affect the reputation of the Company or any of its officers, directors or Executives, including to actual or potential customers of the Company, Company vendors or other business partners, the press, or on social media. Notwithstanding the foregoing, this Section 8(a) shall not prohibit Executive from making truthful statements as required by applicable law (e.g., in response to a subpoena or where otherwise compelled to testify).

(b)          Subject to Section 12(b) below, the Company agrees that its officers, directors, and executives shall not, at any time in the future disparage or otherwise make statements, electronic, oral or written, that would adversely affect the reputation of Executive, including to actual or potential business partners, the press, or on social media. Notwithstanding the foregoing, this Section 8(b) shall not prohibit the Company’s officers, directors, and executives from making truthful statements as required by applicable law (e.g., in response to a subpoena or where otherwise compelled to testify).

9.           Confidentiality. Except as otherwise required by applicable law and subject to Section 12 below, Executive and the Company shall keep the existence and terms of this Agreement strictly confidential, and each shall not disclose (a) the terms or any information concerning this Agreement or (b) any non-public documents or information concerning the Company (as to Executive) or Executive (as to Company), or their respective non-public business practices or activities, to any person or entity, except that each may disclose the terms of this Agreement to current or future attorneys and tax advisors and trusted advisors, each of whom shall have first agreed to be bound by this confidentiality provision. Furthermore, the Company may disclose the terms of this Agreement to the Company’s Board, Chief Executive Officer, and Human Resources personnel, provided that the Company notifies such persons that the existence and terms of this Agreement are confidential and shall not be disclosed to any person or entity except as otherwise permitted by this Agreement.

10.          Breach. Upon the breach of this Agreement by either party, the non-defaulting party shall have the remedies available at law and in equity, and the prevailing party in any effort to enforce or defend any rights hereunder will be entitled to reasonably incurred legal, accounting and similar costs. In the event of any breach hereunder, the non-defaulting party shall deliver a notice and a fifteen (15) day opportunity to cure to the defaulting party.

11.          Knowing and Voluntary Waiver. Executive acknowledges that he has been given at least 21 days to consider whether to sign the Agreement; that he has carefully reviewed the Agreement before signing it; and that he enters into this Agreement knowingly and voluntarily. Executive understands and acknowledges that the release and other obligations described in this Agreement are in exchange for consideration that is in addition to anything to which Executive is already entitled and that, by this Section, the Company has advised Executive to consult with an attorney of his choosing prior to executing this Agreement. Executive acknowledges that neither the Company nor any of its Executives, representatives or attorneys have made any representations or promises concerning the terms or effects of this Agreement other than those contained herein.

12.	Non-Interference.

(a)          For clarity, the Company confirms that nothing in this Agreement - including in the Confidentiality, Non-Disparagement, and Release sections - is intended to prevent, impede or interfere with Executive’s right, without notice to the Company, to (a) file a charge or complaint with any governmental agency, including any agency that enforces anti-discrimination, workplace safety, securities, or other laws; (b) communicate with, cooperate with or provide truthful information to any governmental agency, or participate in any government investigation; (c) testify truthfully in any court or administrative proceeding; or (d) receive and retain any monetary award from a government administered whistleblower award program for providing information directly to a government agency. However, Executive understands that by signing this Agreement, he has waived his right to recover any money from the Company or any other Released Parties, other than the Severance Payment.

(b)          Nothing in this Agreement - including the Confidentiality, Non-disparagement and Release sections - is intended to prevent, impede or interfere with the Company’s right, without notice to the Executive, to (a) communicate with, cooperate with or provide truthful information to any governmental agency, or participate in any government investigation, or (b) testify truthfully in any court or administrative proceeding.

13.          Cooperation. In consideration for the Severance Payment, Executive agrees to cooperate with the Company and its affiliates in connection with (i) information requested by the Company as to matters that he worked on during his employment, and (ii) pending or future litigation, investigations, proceedings or other matters involving the Company, its affiliates and/or their Executives, to the extent concerning or relating to any matter falling within Executive’s knowledge or former area of responsibility, such cooperation to include making himself available for meetings, communications, and other litigation-related events as reasonably requested by the Company. The Company agrees to use reasonable efforts to schedule the need for Executive’s cooperation so as to avoid interfering with his personal and other professional obligations. Executive shall be reimbursed for all reasonable expenses incurred by him in providing such cooperation. The Executive’s obligations under this Section 13 will terminate on December 31, 2020.

14.          Consulting Services. From the Separation Date to December 31, 2019, unless extended by mutual written agreement by the Parties or terminated earlier pursuant to Section 16 (the “Consulting Period”), as may be requested by the Company, Executive shall provide certain consulting transitional services, at the direction of the Board, which shall include assisting in the orderly transition of job responsibilities to other or new employees of the Company, on the terms expressly contained herein and on such other terms to be mutually agreed upon by the Parties (the “Consulting Services”). Executive shall perform the Consulting Services in a timely, professional and high-quality manner using his best efforts, but otherwise on his schedule and while working from his desired work location.

15.          Consulting Compensation. During the Consulting Period, the Company shall compensate Executive for being available to provide the Consulting Services with a monthly fee of Ten Thousand Dollars ($10,000.00), to be paid monthly in arrears (the “Consulting Payment”). The initial Consulting Payment shall be made within five business days after the Effective Date and shall be with respect to September 2019. Executive acknowledges and agrees that there is adequate consideration, not already owed by the Company, set forth herein and paid by the Company for providing the general release of claims in this Agreement. Executive further acknowledges and agrees that he would not be entitled to such compensation but for his execution of this Agreement. The Company will issue a Form 1099 to Executive in connection with the Consulting Payment.

16.          Termination of Consulting Arrangement. The Consulting Period shall terminate immediately, and prior to the end date set forth above in Section 14, upon the occurrence of the earlier of (i) Executive’s death or inability due to physical or mental condition to perform the Consulting Services, (ii) Executive’s material breach of this Agreement or (iii) Executive’s failure to perform the covenants set out in Section 14 hereof, after notice from the Company and the opportunity to cure such performance failure within 15 days.

17.          Independent Contractor. Executive agrees and acknowledges that the Consulting Services that he provides will be in the nature of consulting only, that after the Separation Date his relationship with the Company will be as an independent contractor and not an Executive, and that after the Separation Date he shall not be entitled to participate in any Executive benefits or benefit or compensation plans offered by the Company. Executive further agrees and acknowledges that he shall have sole responsibility to pay all of the taxes associated with the Consulting Payment, including any social security taxes, unemployment insurance, state income taxes, federal income taxes and all other local, county, state and federal taxes incurred. Executive agrees to indemnify the Released Parties for any taxes due and owing with respect to the Consulting Payment, as well as any interest, costs, expenses, fees, including all reasonable attorneys’ fees, penalties, or other payments that may be incurred as a result of an allegation that any taxes are due and owing, or were not timely paid, with respect to the Consulting Payment.

18.          Interpretation and Governing Law. This Agreement will be governed by and construed according to the laws of the Commonwealth of Virginia, without reference to the choice or conflict of law principles thereof. The Parties irrevocably hereby submit to the exclusive jurisdiction and venue of the state and federal courts located within Virginia in any action or proceeding brought with respect to or in connection with this Agreement.

19.          Severability. If any provision of this Agreement under any circumstances is deemed invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

20.          Headings/Counterparts. The section headings used in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions of this Agreement. This Agreement may be executed in two or more counterparts, and facsimile or emailed signature pages shall be treated the same as those with original signatures.

21.          Entire Agreement; Amendments.

(a)          This Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof, and it supersedes all prior or contemporaneous agreements or understandings; provided, however, that Executive’s September 18, 2017 Amended and Restated Loyalty Agreement (“Loyalty Agreement”) shall remain in full force and effect and he shall remain bound by any other prior agreements containing post-separation obligations, including as to the non-disclosure and non-use of confidential information belonging to the Company. Amendments to this Agreement shall not be effective unless they are in writing signed by Executive and the President of the Company.

(b)          Notwithstanding Section 2 of the Loyalty Agreement, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

22.          Post-Separation Obligations. Executive acknowledges and agrees that he shall continue to be bound by the post-separation restrictions set forth in Sections 2 (Confidential Information), 6 (Non-Solicitation), and 7 (Covenants Not to Compete) of the Loyalty Agreement, and that the Company shall continue to have the right to seek equitable relief against Executive pursuant to Section 8 of the Loyalty Agreement (Specific Enforcement; Remedies Cumulative; Attorney Fees).

23.          Section 409A of the Code. It is intended that compensation paid and benefits delivered to Executive pursuant to this Agreement shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, “Section 409A”), and this Agreement should be interpreted and administered in accordance with such intentions. However, the Company does not warrant to Executive that all amounts paid or benefits delivered to him will be exempt from, or paid in compliance with, Section 409A. Executive understands and agrees that he bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws. Executive acknowledges that he has been advised to seek the advice of a tax advisor with respect to the tax consequences of all payments pursuant to this Agreement, including any adverse tax consequence under Section 409A and applicable state tax law. In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

24.          Effective Date.

(a)          To accept the terms of the Agreement, Executive must sign this Agreement no later than November 11, 2019 and deliver it to the Company c/o Michael Bor.

(b)          Executive may revoke the Agreement during the seven (7) day period immediately following his execution of the Agreement by delivering written notice of revocation to the Company c/o Michael Bor. Assuming no revocation, the Agreement will become final and binding on the Parties on the eighth day following Employee’s execution of this Agreement (“Effective Date”).

25.          Attorneys’ Fees. The Executive shall be reimbursed for reasonable attorneys’ fees and costs incurred in connection with the negotiation and drafting of this Agreement, in an amount not to exceed $3,750.00. BY SIGNING THIS AGREEMENT, AARON S. MONTGOMERY ACKNOWLEDGES THAT HE DOES SO VOLUNTARILY AFTER CAREFULLY READING AND FULLY UNDERSTANDING EACH PROVISION AND ALL OF THE EFFECTS OF THIS AGREEMENT, WHICH INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND RESTRICTS FUTURE LEGAL ACTION AGAINST CARLOTZ, INC. AND OTHER RELEASED PARTIES.

[SIGNATURES PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed this Agreement.

AARON S. MONTGOMERY		CARLOTZ, INC.

/s/ Aaron S. Montgomery	/ 10/24/19	By:	/s/ Michael Bor	/ 10/21/19
	/ Date	Name:	Michael Bor	/ Date
		Title:	Chief Executive Officer